Exhibit 3.34

STATE OF ARIZONA

Office of the
CORPORATION COMMISSION

I, Ernest G. Johnson, Executive Director of the Arizona Corporation Commission, do hereby certify that the attached copy of the following document:

ARTICLES OF INCORPORATION, 02/15/2000

consisting of 6 pages, is a true and complete copy of the original of said document on file with this office for:

BULLHEAD CITY HOSPITAL CORPORATION
ACC file number: -0939722-0

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the official seal of the Arizona Corporation Commission on this date: February 10, 2012.

SEAL OF THE ARIZONA CORPORATION COMMISSION · DITAT DEUS · 1912

Executive Director

By:

ARIZONA CORPORATION COMMISSION

CORPORATIONS DIVISION

Phoenix Address:	1300 West Washington Phoenix, Arizona 85007-7929	Tucson Address:	400 West Congress Tucson, Arizona 85701-1347

PROFIT

CERTIFICATE OF DISCLOSURE

A.R.S.§ 10-202.D

Bullhead City Hospital Corporation
EXACT CORPORATE NAME

A. Has any person serving either by election or appointment as officer, director, trustee, incorporator and persons controlling or holding over 10% of the issued and outstanding common shares or 10% of any other proprietary, beneficial or membership interest in the corporation:

1.	Been convicted of a felony involving a transaction in securities, consumer fraud or antitrust in any state or federal jurisdiction within the seven-year period immediately proceeding the execution of this Certificate?

2.	Been convicted of a felony, the essential elements of which consisted of fraud, misrepresentation, theft by false pretenses or restraint of trade or monopoly in any state or federal jurisdiction within the seven-year period immediately proceeding the execution of this Certificate?

3.	Been or are subject to an injunction, judgment, decree or permanent order of any state or federal court entered within the seven-year period immediately proceeding the execution of this Certificate wherein such injunction, judgment, decree or permanent order:

(a) Involved the violation of fraud or registration provisions of the securities laws of this jurisdiction?; or

(b) Involved the violation of the consumer fraud laws of this jurisdiction?; or

(c) Involved the violation of the antitrust or restraint of trade laws of this jurisdiction?

YES              NO     X

B.	IF YES, the following information MUST be attached:

1.	Full name, prior name(s) and aliases, if need.

2.	Full birth name.

3.	Present home address.

4.	Prior addresses (for immediate proceeding 7-year period).

5.	Date and location of birth.
6.	Social Security number.

7.	The nature and description of each conviction or judicial action, date and location, the court and public agency involved and file or cause number of case.

C.	Has any person serving as an officer, director, trustee, or incorporator of the corporation served in any such capacity or held or controlled over 20% of the issued and outstanding common shares or 20% of any other proprietary, beneficial or membership interest in any corporation which has been placed in bankruptcy, receivership, or administratively or judicially dissolved by any state or jurisdiction?

YES              NO     X

IF YOUR ANSWER TO THE ABOVE QUESTION IS “YES”, YOU MUST ATTACH THE FOLLOWING INFORMATION FOR EACH CORPORATION:

1.	Name and address of the corporation.

2.	Full name (including aliases) and address of each person involved.
3.	State(s) in which the corporation:

(a) Was incorporated. (b) Has transacted business.

4.	Dates of corporate operation.

5.	Date and case number of Bankruptcy or case of revocation/administrative dissolution.

D. The fiscal year and adopted by the corporation is:     12/31

Under penalties of law, the undersigned incorporator(s)/officer(s) declare(s) that I(we) have examined this Certificate, including any attachments, and to the best of my(our) knowledge and belief it is true, correct and complete, and hereby declare as indicated above. THE SIGNATURE(S) MUST BE DATED WITHIN THIRTY (30) DAYS OF THE DELIVERY DATE.

BY:	/s/ Virginia D. Lancaster			BY

PRINT NAME	Virginia D. Lancaster				PRINT NAME

TITLE	Asst. Secy	DATE	2/14/00		TITLE	DATE

DOMESTIC CORPORATIONS: ALL INCORPORATORS MUST SIGN THE INITIAL CERTIFICATE OF DISCLOSURE. If within sixty days, any person controlling or holding over 10% of the issued and outstanding shares or 10% of any other proprietary, beneficial, or membership interest in the corporation must file an AMENDED certificate signed by at least one duly authorized officer of the corporation.

FOREIGN CORPORATIONS: MUST BE SIGNED BY AT LEAST ONE DULY AUTHORIZED OFFICER OF THE CORPORATION.

ARTICLES OF INCORPORATION

OF

BULLHEAD CITY HOSPITAL CORPORATION

The undersigned natural person of the age of eighteen years or more, acting as incorporator of a corporation under the Arizona Business Corporation Act, does hereby adopt the following Articles of Incorporation for such corporation:

ARTICLE ONE

The name of the Corporation is Bullhead City Hospital Corporation

ARTICLE TWO

The period of its duration is perpetual.

ARTICLE THREE

The character of business which the Corporation actually intends to conduct in the State of Arizona is health care services and to engage in the transaction of any or all lawful business for which corporations may be incorporated under the Arizona Business Corporation Act.

ARTICLE FOUR

The aggregate number of shares which the Corporation shall have authority to issue is One Thousand (1,000) shares of $.01 par value per share common stock.

ARTICLE FIVE

The street address of the initial registered office of the Corporation is 3636 North Central Avenue, Phoenix, Arizona 85012; and the name of its initial registered agent at such address is Corporation Service Company.

ARTICLE SIX

The complete address of the corporation’s principal office is 155 Franklin Road, Suite 400, Brentwood, Williamson County, Tennessee 37027.

ARTICLE SEVEN

The number of directors of the Corporation may be fixed by the Bylaws.

The number of directors constituting the initial board of directors is three (3), and the names and addresses of the persons who are to serve as directors until the first annual meeting of the shareholders or until a successor is elected and qualified are:

Wayne T. Smith		W. Larry Cash
155 Franklin Road, Suite 400		155 Franklin Road, Suite 400
Brentwood, TN 37027		Brentwood, TN 37027

Rachael A. Seifert 155 Franklin Road, Suite 400 Brentwood, TN 37027

ARTICLE EIGHT

The name and address of the incorporator is:

Virginia D. Lancaster 155 Franklin Road, Suite 400 Brentwood, Tennessee 37027

ARTICLE NINE

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any of the following: (a) the amount of a financial benefit received by a director to which the director is not entitled; (b) an intentional infliction of harm on the corporation or the shareholders; (c) a violation of Section 10-833 of the Arizona Business Corporation Act; or (d) an intentional violation of criminal law. If the Arizona Business Corporation Act is amended hereafter to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Arizona Business Corporation Act, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE TEN

A. Rights to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, or is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Arizona Business Corporation Act as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue with respect to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that except as provided in paragraph (B) hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding initiated by such indemnitee only if such proceeding was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Article Ten stall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Arizona Business Corporation Act requires, an advancement of expenses incurred by an indemnitee shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Article Ten or otherwise.

B. Right of Indemnitee to Bring Suit. If a claim under paragraph (A) of this Article Ten is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation (except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days), the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, the indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard of conduct set forth in the Arizona Business Corporation Act. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee has met the applicable standard of conduct set forth in the Arizona Business Corporation Act, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its stockholders) that the indemnitee has not met such applicable standard of conduct, or in the case of such a suit brought by the indemnitee, shall be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled under this Article Ten or otherwise to be indemnified, or to such advancement of expenses, shall be on the Corporation.

C. Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this Article Ten shall not be exclusive of any other right which any person may have or hereafter acquire under these Articles of Incorporation or any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

D. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any indemnitee against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Arizona Business Corporation Act.

E. Indemnity of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article Ten or as otherwise permitted under the Arizona Business Corporation Act with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

ARTICLE ELEVEN

The Bylaws of the Corporation may be altered, amended or repealed or new Bylaws may be adopted by the board of directors.

IN WITNESS WHEREOF, I have hereunto set my hand, this 14th day of February, 2000.

/s/ Virginia D. Lancaster
Virginia D. Lancaster
155 Franklin Road, Suite 400
Brentwood, TN 37027

Corporation Service Company, having been designated to act as statutory agent, hereby consents to act in that capacity until it is removed, or submits its resignation, in accordance with the Arizona Revised Statutes.

CORPORATION SERVICE COMPANY

By:	/s/ Mary Jo Kenny
Mary Jo Kenny
Assistant Vice President
Name and Title (Printed)